EXHIBIT 99.1

NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
egraap@fauquierbank.com

Fauquier Bankshares, Inc. Announces Warrenton Branch Relocation

WARRENTON, VA, March 28, 2008 – Fauquier Bankshares, Inc. (NASDAQ: FBSS) announced plans to open a new 8,000 square foot office in Warrenton at 87 West Lee Highway and move its current Broadview Avenue View Tree branch to the new location.

The new West Lee Highway office site will be located at the intersection of 87 West Lee Highway and Fletcher Drive, across from the new Northrock Shopping Center. The former DMV building currently on the 1.62 acre site will be demolished in preparation for construction, and the planned completion date for the new branch is the second half of 2009.

Randy Ferrell, President and CEO, said “The new branch will provide a significant upgrade in convenience to our customers by offering additional parking, additional drive-thru tellers, a modern lobby and meeting areas, and easier accessibility. Our current View Tree branch was originally built in the 1960s, and even with several renovations we do not have the space we need to serve our growing customer base in the area. This new facility will easily meet these needs.”

Fauquier Bankshares, Inc., and its principal subsidiary, The Fauquier Bank, had combined assets of $489.9 million and total shareholders’ equity of $41.8 million at December 31, 2007. The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance and wealth management services, and financial planning services through eight banking offices located in Fauquier and Prince William Counties in Virginia. Additional information is available at www.fauquierbank.com or by calling: (800) 638-3798.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

Source: Fauquier Bankshares, Inc.

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